EXHIBIT 11
[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP
June 30, 2011
Invesco Van Kampen Senior Loan Fund
11 Greenway Plaza
Suite 2500
Houston, TX 77046

RE:	Invesco Van Kampen Senior Loan Fund Registration Statement on Form N-14
Dear Ladies and Gentlemen:
     We have acted as special counsel to Invesco Van Kampen Senior Loan Fund, a voluntary association with transferable shares organized and existing under and by virtue of the laws of The Commonwealth of Massachusetts (commonly referred to as a “Massachusetts business trust”) (the “Acquiring Fund”), in connection with the proposed acquisition (the “Reorganization”) by the Acquiring Fund of substantially all of the assets and the assumption by the Acquiring Fund of substantially all of the liabilities of Invesco Prime Income Trust, a Massachusetts business trust (the “Target Fund”), in exchange for newly issued Class IB shares of beneficial interest of the Acquiring Fund, par value $0.01 per share (the “Class IB Shares”). This opinion is furnished in connection with the Acquiring Fund’s Registration Statement on Form N-14 (the “Registration Statement”) relating to the Class IB Shares to be issued in the Reorganization.
     In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, as proposed to be filed with the Commission on or about June 30, 2011; (ii) the form of Agreement and Plan of Reorganization between the Acquiring Fund and the Target Fund (the “Agreement and Plan of Reorganization”); (iii) a specimen certificate representing the Class IB Shares; (iv) the Amended and Restated Declaration of Trust of the Acquiring Fund, as amended to the date hereof (the “Declaration of Trust”); (v) the By-Laws of the Acquiring Fund, as amended to the date hereof; and (vi) certain resolutions of the Board of Trustees of the Acquiring Fund relating to the Reorganization and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Acquiring Fund and such agreements,

Invesco Van Kampen Senior Loan Fund
June 30, 2011

certificates of public officials, certificates of officers or other representatives of the Acquiring Fund and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Acquiring Fund, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Acquiring Fund and others.
     Pursuant to certain decisions of the Supreme Judicial Court of The Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations of a Massachusetts business trust. Even if the Acquiring Fund were held to be a partnership, however, the possibility of the holders of Class IB Shares incurring personal liability for financial losses of the Acquiring Fund appears remote because (A) Article V, Section 5.1 of the Declaration of Trust contains an express disclaimer of liability for holders of shares of beneficial interest of the Acquiring Fund, including the Class IB Shares, for the obligations of the Acquiring Fund and provides that the Acquiring Fund shall hold each holder of such shares harmless from, and shall indemnify such holder against, all loss and expense arising solely from being or having been a holder of such shares and (B) Article V, Section 5.5 of the Declaration of Trust requires that a recitation of such disclaimer be included in every written obligation, contract, instrument, certificate, share, other security of the Acquiring Fund or undertaking made or issued by the trustees of the Acquiring Fund.
     Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Agreement and Plan of Reorganization has been duly executed and delivered, (iii) shareholders of the Target Fund have approved the Reorganization, (iv) the issuance of the Class IB Shares by the Acquiring Fund pursuant to the Agreement and Plan of Reorganization has been validly authorized and, assuming certificates therefor have been duly executed, countersigned, registered and delivered, or shareholders’ accounts have been duly credited and (v) the Reorganization has been consummated in accordance with the terms of the Agreement and Plan of Reorganization, the issuance of the Class IB Shares will have been duly authorized, and the Class IB Shares will be validly issued, fully paid and, subject to the statements set forth above regarding the liability of a shareholder of a Massachusetts business trust, nonassessable.

Invesco Van Kampen Senior Loan Fund
June 30, 2011

     We advise you that Wayne W. Whalen, Of Counsel of Skadden, Arps, Slate, Meagher & Flom LLP, is a Trustee of the Acquiring Fund.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP